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                                  Exhibit 11

SUPERVALU INC.
Computation of Earnings per Common Share
(unaudited)

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                                                    Third Quarter Ended               Year-to-date Ended
(In thousands, except per share amounts)       Dec. 5, 1998    Nov. 29, 1997    Dec. 5, 1998    Nov. 29, 1997
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
Earnings per share - basic
  Income available to common shareholders         $ 45,260        $ 40,249        $136,958       $179,130
  Weighted average shares outstanding              120,191         120,422         120,509        126,944
  Earnings per share - basic                          $.38            $.33           $1.14          $1.41


Earnings per share - diluted
  Income available to common shareholders         $ 45,260        $ 40,249        $136,958       $179,130

  Weighted average shares outstanding              120,191         120,422         120,509        126,944
  Dilutive impact of options outstanding             1,670           1,320           1,560          1,078
                                                  --------        --------        --------       --------
  Weighted average shares and
     potential dilutive shares outstanding         121,861         121,742         122,069        128,022
  Earnings per share - dilutive                       $.37            $.33           $1.12          $1.40
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

Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.